Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – April 8, 2014

On April 8, 2014, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.12 per common share, payable on May 13, 2014, to shareholders of record at the close of business on April 22, 2014. This quarterly cash dividend is the same amount as the previous quarters’ cash dividend.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Questions or comments concerning this Press Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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